SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 29, 2008
Gilla Inc.
(Exact Name of Registrant as Specified in Its Charter)
Nevada
(State or Other Jurisdiction of Incorporation)

000-28107 (Commission File Number)	88-0399260 (IRS Employer Identification No)
112 North Curry Street, Carson City, NV. 89703
(Address of Principal Executive Offices)(Zip Code)
(416) 884-8807
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see general Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a012 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.01 Completion of Acquisition and Private Placements:
•	On October 29th, 2008, Gilla Inc. (“Gilla”) entered into an agreement (“Acquisition Agreement”) with Terra Merchant Resources Corporation (“Terra”) and the stockholders of Terra for substantially all of Terra assets in exchange for 10 million Common Shares of Gilla and 5,000,000 Purchase Warrants for Common Shares of Gilla. 10 million Gilla Common Shares, have been issued “in trust” pending completion of a $200,000 Private Placement at $0.30 per share by Terra shareholders to close by November 31st, 2008 (“the Terra Private Placement”). Upon closing the Terra Private Placement, Terra shareholders will receive 5,000,000 Common Share Purchase Warrants exercisable until May 30th, 2009 at $0.60 per Common Share. If the Terra Private Placement does not close, Terra shareholders will receive only 9,200,000 Common Shares of Gilla, and no warrants.

•	By acquiring Terra, Gilla has secured a minimum 70% interest in the Salutar Comercio Mining Concession in Angola. With the remaining percentage owned by Salutar Comercio, a privately held Angola corporation.

•	Gilla issued 1,000,000 Common Shares to Credifinance CapitalCorp.(“CFCC”) as a fee. The President and CEO of Gilla, who is not a salaried employee of Gilla and receives no benefits from Gilla, is also the President and CEO of CFCC.

•	Gilla has agreed to have 2 new Terra directors join the Board of Directors of Gilla. Mr. Stanley Robinson and Mr. Jacques Bouchard.

•	Terra Shareholders have agreed that the Gilla shareholders of record as of September 15, 2008 will be the sole beneficiaries of certain rights under the Acquisition Agreement entered between Gilla and Terra. Under this Rights Agreement, if the sale price of the Cameroon Rutile Properties Currently held by Gilla is greater than US $50 million (such excess amount referred to as the “Excess Sale Price”) then 40% of such Excess Sale Price shall be segregated from the general funds received by Gilla and distributed as follows: a) 30% to the Gilla shareholders of record as of September 15, 2008; b) 10% to Credifinance Capital Corp.
Section 3 — Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities
In accordance with the Acquisition Agreement, Gilla issued 10,000,000 common shares of the company to the shareholders of Terra in trust, and 1,000,000 shares of to CFCC. TERRA has agreed not to participate in the cash or stock dividend for shareholders of record as of September 15, 2008. Gilla closed on October 8, 2008, a Private Placement (“the Gilla Private Placement”) for $275,000 at $0.30 per Common Share.
The issuances of the shares and options described above were exempt from registration under the Securities Act of 1933, as amended (“Act”), in reliance on Rule 506 of Regulation D and or Section 4(2) of the Act. No general solicitation or advertising was used in connection with the transactions, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption there from. Each recipient of the shares and options represented that he/she was an accredited investor and was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The recipients of the shares and options had full access to, or were otherwise provided with, all relevant information reasonably necessary to evaluate us. Gilla was assisted in its financing efforts by Credifinance Securities Limited in Canada and Delaney Equity Group, LLC, in the USA.

Section 5- Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On October 29, 2008 in accordance with the Letter of Agreement signed with Terra on September 25, 2008. Mr. Stanley D. Robinson and Mr. Jacques Bouchard joined the board of Gilla.
Mr. Stanley D. Robinson, M.Sc., P.Geo
An exploration geologist with over 30 years of experience in Africa (Angola, Democratic Republic of Congo, Ghana, Tanzania, Burkina Faso), Canada and South America. Mr. Robinson’s dominant technical expertise is in the management of gold and base metal exploration projects, from grassroots to feasibility stage, geological interpretations with an emphasis on structure and alteration, and in the identification of projects with economic potential. He has extensive experience in managing exploration projects in remote locations and in climatic environments that range from permafrost to tropical and semi-desert. His exploration experience includes data base compilations and ore deposit interpretations used to calculate ore resources for and feasibility studies.
Mr. Jacques Bouchard Jr, B.C.L.
Mr. Bouchard is Heenan Blaikie’s a prominent Canadian law firm’s Director of International Development. He acts as advisor for several governments, public corporations, multilateral development banks and major companies. Over the past few years, he has been lead counsel for many international mandates on behalf of clients from various countries.
From 1995 to 2001, he was a lecturer at the Faculty of Law at McGill University. Mr. Bouchard is a governor of the Fondation du Barreau du Quebec.
Mr. Bouchard sits on the board of numerous corporations as well as organizations, such as the Canadian Council on Africa, Canada-Algeria Business Alliance, Canadian Circle for the Development of Senegal, Canada-Congo Business Council, and Les Grands Ballets Canadiens de Montreal.
Mr Bouchard is the honorary general consul in Quebec for the Government of Angola.
9.01 Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired.

(b)	Pro Forma Financial Information.
Pro formal financial information which may be required by Articles 11 of Regulation S-X will be filed under amendment to this Report within the prescribed time frame.
(d) Exhibits
10.1	Agreement by and between Gilla, Inc., (TERRA) and the shareholders of Terra dated October 29, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GILLA INC.

By:	/s/ Georges Benarroch

Georges Benarroch President
November 4, 2008.